NEWS RELEASE

TCF Financial Corporation · 333 West Fort Street, Suite 1800 · Detroit, MI 48226

FOR IMMEDIATE RELEASE

Contact:
Tom Wennerberg (248) 498-2872    news@tcfbank.com     (Media)
Timothy Sedabres (952) 745-2766    investor@tcfbank.com    (Investors)

CHEMICAL FINANCIAL CORPORATION AND TCF FINANCIAL CORPORATION CLOSE MERGER OF EQUALS
TO BECOME THE NEW TCF

DETROIT, Mich. (August 1, 2019) - TCF Financial Corporation (TCF) (NASDAQ: TCF), today announced the successful closing of its previously announced merger of equals in which legacy TCF Financial Corporation (Legacy TCF) merged into Chemical Financial Corporation (Chemical), with Chemical as the surviving company. Upon the merger closing, Chemical was renamed TCF Financial Corporation, and its common shares will trade on The NASDAQ Stock Market under the symbol “TCF” beginning today.

Pursuant to the terms of the previously disclosed merger agreement between the companies dated January 27, 2019, each share of common stock of Legacy TCF has converted into 0.5081 common shares of new TCF, and each common share of Chemical is now a common share of new TCF.

In addition, each depositary share with respect to Legacy TCF 5.70% Series C Non-Cumulative Perpetual Preferred Stock has converted into a depositary share with respect to new TCF 5.70% Series C Non-Cumulative Perpetual Preferred Stock, which will trade on The NASDAQ Stock Market under the symbol “TCFCP” beginning today.

“We are pleased to close our merger ahead of schedule and excited to begin operating as one organization,” said Craig R. Dahl, TCF’s president and chief executive officer. “With complementary banking platforms and the additional scale created through the merger, we are uniquely positioned to provide a more robust product set to a broader customer base with limited overlap and disruption.”

“As we bring together the best of both banks, our shared strategic vision and culture will generate value and opportunities for our shareholders, customers, employees and the communities we serve,” added TCF’s executive chairman, Gary Torgow.

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Customers Will Not Experience Any Immediate Changes to their Banking Relationship
As a result of the merger, customers will not experience any immediate changes to their accounts, loan payment terms, access to account information through mobile and online banking applications, use of debit cards or access to ATMs. Initially, TCF Bank will operate under both the TCF and Chemical Bank brands. The company expects to combine its banking technology platforms by the middle of 2020 without any disruption to customers. TCF Bank customers can find additional information at tcfbank.com/betterforyou and Chemical Bank customers can visit chemicalbank.com/betterforyou.

Combining the Best of Both Banks
The combination of Legacy TCF and Chemical creates a premier Midwest bank, with the scale to deliver best-in-class products and services, banking experiences that help customers achieve their financial goals and the ability to invest in leading-edge digital banking solutions that make banking more convenient. Customers of new TCF will benefit from the bank’s strong community banking and wealth management capabilities, large deposit franchise and expertise in wholesale lending on a national basis. Headquartered in Detroit, Michigan, TCF has $47 billion in assets, $35 billion in total deposits, more than 500 branches across nine states, and a top 10 deposit market share in the Midwest.

Cautionary Note Regarding Forward-Looking Statements
Statements included in this press release, which are not historical in nature are intended to be, and hereby are identified as, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “may,” “anticipate,” “create,” “plan,” “expect,” “should,” and “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results. Such risks, uncertainties and assumptions, include, among others, the following:

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the possibility that the anticipated benefits of the transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy, competitive factors in the areas where TCF does business, or as a result of other unexpected factors or events;

•	the impact of purchase accounting with respect to the transaction, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value;

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the integration of the businesses and operations of the pre-merger Chemical organization and Legacy TCF, which may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to TCF’s businesses;

•	business disruptions following the merger; and

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other factors that may affect future results of TCF including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Additional factors that could cause results to differ materially from those described above can be found in the risk factors described in Item 1A of each of Chemical’s and Legacy TCF’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2018 and in the Joint Proxy Statement/Prospectus regarding the proposed merger that was filed with the SEC on May 3, 2019 pursuant to Rule 424(b)(3) by Chemical and on Schedule 14A by Legacy TCF. TCF disclaims any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by law.

About TCF Financial Corporation
TCF Financial Corporation (NASDAQ: TCF) is a Detroit, Michigan-based financial holding company with over $47 billion in total assets and a top 10 deposit market share in the Midwest. TCF's primary banking subsidiary, TCF National Bank, is a premier Midwest bank offering consumer and commercial banking, trust and wealth management, and specialty leasing and lending products and services to consumers, small businesses and commercial clients. TCF has more than 500 branches primarily located in Michigan, Illinois and Minnesota with additional locations in Arizona, Colorado, Indiana, Ohio, South Dakota and Wisconsin. TCF also conducts business across all 50 states and Canada through its specialty lending and leasing businesses. To learn more about TCF, visit ir.tcfbank.com.

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